Exhibit 99.1

Agile Therapeutics to Present Additional Phase 3 Data at the North American Forum on Family Planning Annual Meeting

PRINCETON, NJ, SEPTEMBER 28, 2017 - Agile Therapeutics, Inc., (NASDAQ:AGRX), a women’s healthcare company, today announced that an abstract based on the Phase 3 SECURE trial of its investigational low-dose combination hormonal contraceptive patch (AG200-15) has been selected for a poster presentation during the North American Forum on Family Planning Annual Meeting being held October 14th — 16th, 2017 in Atlanta, GA. The abstract, titled “Bleeding And Spotting Results From The SECURE Trial: A Phase 3 Study Of  The AG200-15 Investigational Transdermal Contraceptive Patch,” will be available in the October 2017 issue of Contraception or online at http://www.contraceptionjournal.org.

The SECURE trial evaluated the clinical safety and efficacy of the investigational transdermal contraceptive patch AG200-15, known as Twirla®, in a diverse, real-world population of women reflective of current weight trends in the United States. The poster will focus on details of the AG200-15 bleeding profile that have not been previously reported.

About Agile Therapeutics, Inc.

Agile Therapeutics is a forward-thinking women’s healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch that recently completed Phase 3 trials. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adhesion and patient wearability. For more information, please visit the company website at www.agiletherapeutics.com. Follow Agile on Twitter: @agilether. The company may occasionally disseminate material, nonpublic information on the company website.

Source:  Agile Therapeutics